EXHIBIT 23.1

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Alfacell Corporation:

We consent to the use of our report dated October 12, 2001 included herein and to the reference to our firm under the heading "Experts" and "Selected Financial Data" in the prospectus.

Our report dated October 12, 2001 contains an explanatory paragraph that states that the Company has suffered recurring losses from operations, has a working capital deficit and has limited liquid resourses which raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                                       /s/ KPMG LLP
                                                       KPMG LLP

Short Hills, New Jersey
May 24, 2002